CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Aquila Funds Trust and to the use of our report dated February 28, 2023 on the financial statements and financial highlights of Aquila High Income Fund and of Aquila Opportunity Growth Fund, each a series of Aquila Funds Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 20, 2023